CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




Board of Directors
Frankfort First Bancorp, Inc.
216 West Main Street
Frankfort, Kentucky  40602-0535


         Re:      Registration Statement on Form S-8
                  Frankfort First Bancorp, Inc./First Federal Savings Bank Junior Officer Recognition Plan

     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 9, 2002, on our audit of the consolidated statement of financial condition of Frankfort First Bancorp, Inc. and subsidiary as of June 30, 2002, and the related consolidated statements of earnings, shareholders' equity and cash flows, which are included in Frankfort First Bancorp, Inc.'s Annual Report on Form 10-K for the fiscal year ended June 30, 2002.


/s/ Grant Thornton LLP
Grant Thornton LLP



March 6, 2003